UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Stratus Properties Inc.
(Name of registrant as specified in its charter)

Not Applicable
(Name(s) of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of Stockholders

May 3, 2018

Date:	Thursday, May 3, 2018

Time:	9:30 a.m., Central Time

Place:	W Austin Hotel
200 Lavaca Street
Austin, Texas 78701

Purpose:	• To elect two Class II director nominees named in the accompanying proxy statement;

• To approve, on an advisory basis, the compensation of our named executive officers;

• To ratify the appointment of our independent registered public accounting firm; and

• To transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on March 19, 2018 are entitled to notice of and to attend or vote at the annual meeting.

Proxy Voting:	It is important that your shares be represented at the annual meeting whether or not you are personally able to attend. Accordingly, after reading the accompanying proxy statement, please promptly submit your proxy and voting instructions by internet or mail as described on the proxy card.

By Order of the Board of Directors.
KENNETH N. JONES
General Counsel & Secretary

April 4, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2018.

This proxy statement and the company’s 2017 annual report to stockholders are available at

https://www.eproxyaccess.com/strs2018

i

ii

Stratus Properties Inc.

Proxy Summary

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more information regarding our 2017 performance, please review our 2017 annual report to stockholders (“2017 annual report”). The 2017 annual report, including financial statements, is first being sent to stockholders together with this proxy statement and form of proxy on or about April 4, 2018.

2018 Annual Meeting of Stockholders

Time and Date:	9:30 a.m., Central Time, Thursday, May 3, 2018

Place:	W Austin Hotel 200 Lavaca Street Austin, Texas 78701

Record Date:	March 19, 2018

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be voted on at the annual meeting.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page

1	Election of two Class II director nominees	FOR each nominee	13

2	Advisory vote to approve the compensation of our named executive officers	FOR	41

3	Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm for 2018	FOR	44

Director Highlights (page 14)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees

William H. Armstrong III	53	1998	Chairman of the Board, President and Chief Executive Officer of Stratus Properties Inc.	No	None

Ella G. Benson	32	2017	Director at Oasis Capital Advisors LLC	Yes	Compensation

James E. Joseph	57	2015	Dean of the Madden School of Business at Le Moyne College	Yes	Audit Compensation Nominating and Corporate Governance

James C. Leslie	62	1996	President of Leslie Enterprises, L.P.; Managing Principal of Wolverine Interests LLC	Yes	Audit Compensation

Michael D. Madden	69	1992	Managing Partner of BlackEagle Partners, LLC; Chairman of the Board of Hanover Advisors L.L.C.	Yes	Audit Compensation Nominating and Corporate Governance

Charles W. Porter	66	2012	Chief Operating Officer of MG Holdings Services, LLC; Advisor and Consultant to Moffett Holdings, L.L.C.	Yes	Audit Nominating and Corporate Governance

John C. Schweitzer	73	2016	President of Westgate Corporation	Yes	Audit Compensation

2017 Performance Highlights (page 24)

•	Generated net income attributable to common stockholders of $3.9 million, $0.47 per share.

•	Returned $8.1 million to stockholders through a $1.00 per share special cash dividend paid in April 2017 following our $114 million sale of The Oaks at Lakeway in February 2017.

•	Reduced total consolidated debt by 24% at December 31, 2017, from $291.1 million at the end of 2016 to $221.5 million.

•

Generated a cumulative total stockholder return of 262% over the five years ended December 31, 2017, which exceeds comparable returns from our peer real estate related companies (39%), the Dow Jones U.S. Real Estate Index (56%) and the S&P 500 Index (101%).

•	Completed the construction of West Killeen Market, an HEB Grocery Company, L.P. (HEB)-anchored retail development in Killeen, Texas, on schedule and under budget in June 2017.

•

Secured project financing and commenced construction of phase one of Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space. The initial phase of the project will be anchored by a 12-screen Moviehouse theater, which we expect to complete on schedule during the second quarter of 2018.

•

Secured project financing and commenced construction of the retail component of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas. Phase I, the retail anchor phase, will be comprised of a 106,000 square foot HEB grocery store, five mixed-use retail buildings totaling 47,250 square feet, six pad sites for sublease, and road, utility and storm water infrastructure for the entire development.

•

Secured project financing and commenced construction of Santal Phase II, a 212-unit garden style, multi-family housing development located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community. We expect to begin leasing units during the third quarter of 2018 and complete construction during the fourth quarter of 2018.

•

Received proceeds totaling $13.8 million from Travis County Municipal Districts (MUD). We have received reimbursements for substantially all of the infrastructure costs incurred to date in connection with our development of Section N of Barton Creek. In November 2017, the City of Magnolia and the State of Texas approved the creation of a MUD that will provide us with an opportunity to recoup approximately $26 million of road and utility infrastructure costs incurred in connection with our development of Magnolia, an HEB-anchored retail development project in Magnolia, Texas, which includes 351,000 square feet of total tenant leasing space and 1,200 multi-family units.

•

Generated total real estate sales revenue of $11.1 million, including $10.3 million from the sale of 7 lots and 1 townhome in Amarra Drive in Barton Creek and the final 12 lots in Meridian, our 800-lot residential development in the Circle C Community.

•	Hosted a record number of events and generated record ticket sales at Austin City Limits Live, with 224 events hosted and more than 221,000 tickets sold in 2017.

Executive Compensation Highlights (page 26)

The following best practices are part of our executive compensation program:

•	Annual incentive bonus awards based on performance.

•	Application of a clawback policy to performance-based awards.

•	Anti-pledging policy applicable to our executive officers.

•	“Double trigger” cash payments and equity acceleration after a change of control.

•	Retention of an independent compensation consultant from time to time in the compensation committee’s sole discretion.

•	Stock ownership guidelines applicable to executive officers.

•	No excise tax gross-ups.

Corporate Governance Highlights (page 5)

We are committed to strong and effective governance practices that are responsive to our stockholders. Our commitment to good corporate governance is illustrated by the following practices:

•	Board independence (6 out of our 7 directors are independent).

•	100% independent audit, compensation, and nominating and corporate governance committees.

•	A lead independent director with strong and clear responsibilities.

•	Robust corporate governance guidelines and ethics and business conduct policy.

•	Stock ownership guidelines for non-employee directors.

•	Annual performance evaluations of the board overseen by the nominating and corporate governance committee.

•	100% attendance at board and committee meetings by all directors.

•	Independent directors regularly meet in executive sessions without management present.

•	Allowed our stockholder rights plan to expire in accordance with its terms on March 9, 2017.

Corporate Governance

Corporate Governance Guidelines; Ethics and Business Conduct Policy

We are committed to strong and effective governance practices that are responsive to our stockholders. Our corporate governance guidelines, along with the charters of the standing committees of our board, provide the framework for the governance of the company and reflect the board’s commitment to monitor the effectiveness of policy and decision making at both the board and management levels. Our corporate governance guidelines and our ethics and business conduct policy are available at www.stratusproperties.com under Investor Relations–Corporate Governance Documents and –Ethics and Business Conduct Policy, respectively. Both are available in print to any stockholder who requests a copy. Amendments to or waivers of our ethics and business conduct policy granted to any of our directors or executive officers will be published promptly on our website.

Board Composition and Leadership Structure

Our board has primary responsibility for directing the management of our business and affairs. As of the date of this proxy statement, our board of directors consists of seven members, six of whom have been determined by our board to be independent, as discussed below. Mr. Armstrong, the chairman of our board of directors, is not considered an independent director because he is a member of our management team and receives compensation for his services to the company. Each of the directors other than Mr. Armstrong is independent, and our board believes that the independent directors provide effective oversight of management.

Our board of directors believes that Mr. Armstrong’s service as both chairman of our board and chief executive officer is in the best interest of the company and our stockholders. With over 25 years of leadership experience with the company, Mr. Armstrong possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and its businesses. His experience and relationships in the Austin area have been central to the company’s ability to secure and maintain entitlements and successfully develop and sell its properties. He is thus best positioned to develop agendas that ensure that our board’s time and attention are focused on the most critical challenges and opportunities facing the company. His combined role enables decisive leadership, ensures clear accountability, facilitates an efficient board process, and enhances our ability to communicate the company’s message and strategy clearly and consistently to our stockholders, employees and customers.

Our board of directors recognizes the importance of having a strong independent board leadership structure to ensure accountability and to facilitate the effective performance of the board in its role of providing effective oversight of management. In 2013, our board established the position of lead independent director and appointed Mr. Madden to serve as lead independent director for a term of three years. In 2016, our board renewed Mr. Madden’s term as lead independent director for an additional three years through April 1, 2019. The lead independent director serves as a liaison between Mr. Armstrong and the independent directors, works with Mr. Armstrong in setting the agendas for board meetings and, in the absence of Mr. Armstrong, chairs regular sessions of the board. The lead independent director also sets the agenda and presides at all executive sessions of the independent directors. The lead independent director may be removed or replaced at any time with or without cause by a majority vote of our independent directors. In addition, our three standing committees are composed entirely of independent directors, and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full board or management.

Board and Committee Meeting Attendance

Our board of directors held a total of seven meetings during 2017 (four regular meetings and three special meetings). During 2017, each of our directors participated in 100% of the total number of our board meetings and the total number of meetings held by each committee of our board—four audit committee meetings, two compensation committee meetings and two nominating and corporate governance committee meetings—on which such director served during the periods of such director’s board membership and committee service. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Armstrong and Ms. Benson each attended our 2017 annual meeting of stockholders.

Board Committees

To provide for effective direction and management of our business, our board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit, compensation and nominating and corporate governance committees are composed entirely of independent directors. Each committee operates under a written charter adopted by our board. All of the committee charters are available on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents and are available in print upon request. The following table identifies the current committee members.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Ella G. Benson*		X

James E. Joseph	X	X	X

James C. Leslie	X	Chair

Michael D. Madden	Chair	X	Chair

Charles W. Porter	X		X

John C. Schweitzer	X	X

*	On January 11, 2017, Ella G. Benson was appointed to the board to serve as a Class III director and as a member of the compensation committee.

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities related to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; (5) the performance of the company’s independent registered public accounting firm and internal audit firms; and (6) review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). Please refer to the “Audit Committee Report” included in this proxy statement for more information. The audit committee held four meetings in 2017.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to the compensation of our executive officers, and (2) administering our cash-based and equity-based incentive compensation plans. Please refer to “Compensation Committee Procedures” included in this proxy statement for more information. The compensation committee held one regular meeting and one special meeting in 2017.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying, considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of our stockholders or as necessary to fill vacancies and newly created directorships; (2) monitoring the composition of the board and its committees and making recommendations to the board on the membership of the committees; (3) overseeing the company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the board for approval any changes to the documents, policies and procedures in the company’s corporate governance framework, including maintaining our corporate governance guidelines and recommending to the board any desirable changes; (4) reviewing and as necessary, making recommendations to the board with respect to stockholder proposals; (5) evaluating the effectiveness of the board and its committees; (6) overseeing the form and amount of director compensation; and (7) addressing any related matters required by the federal securities laws or The NASDAQ Stock Market LLC. The nominating and corporate governance committee held two regular meetings in 2017.

Board and Committee Independence

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, our board of directors has determined that Ms. Benson and each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer have no material relationship with the company and are independent as defined in the director independence standards of The Nasdaq Stock Market, LLC (“NASDAQ”), as currently in effect. In making these determinations, our board, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, our board and legal counsel considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management.

Our board of directors has determined that each of the members of the audit, compensation and nominating and corporate governance committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit and compensation committees) set forth in the applicable NASDAQ listing standards and SEC rules. In addition, our board of directors has determined that each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC.

Compensation Committee Procedures

The compensation committee has the sole authority to set annual compensation amounts and annual incentive plan criteria for our executive officers, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The committee also reviews, approves and recommends to our board of directors any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers, as well as any proposed contract under which compensation is awarded to one of our executive officers. The compensation committee oversees our assessment of whether our compensation policies and practices are likely to expose the company to material risks.

If equity awards are granted in a given year, in accordance with the committee’s written policies such awards are generally granted at a committee meeting in the first fiscal quarter of the year. Such meeting was held in March for 2017. To the extent the committee approves any special awards at other times during the year, such awards will be made during an open window period when our executive officers and directors are permitted to trade in our securities.

The terms of our stock incentive plans permit the committee to delegate to one or more officers of the company its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934. The committee has delegated authority to the chairman of our board to grant or modify awards to such employees, subject to the following conditions:

•	no grant may relate to more than 3,000 shares of our common stock;

•	such grants must be made during an open window period and must be approved in writing, the grant date being the date of such written approval;

•	the exercise price of any options granted may not be less than the fair market value of our common stock on the grant date; and

•	the officer must report any such grants to the committee at its next meeting.

The compensation committee engaged an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Executive Officer Compensation—Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant.

Compensation Committee Interlocks and Insider Participation

During 2017 Ms. Benson and Messrs. Joseph, Leslie, Madden, and Schweitzer served as members of our compensation committee. In 2017, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of the board. Annually, each director completes an evaluation of the full board which is intended to provide each director with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed evaluation questionnaire seeks quantitative ratings and subjective comments in key areas of board practice, and asks each director to evaluate how well the board and its committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board.

Board’s Role in Oversight of Risk Management

Our board of directors as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, our board of directors reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company.

Our board believes that full and open communication between senior management and our board is essential to effective risk oversight. Our chairman and chief executive officer meets regularly with management to discuss a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they make presentations to our board on various strategic matters involving our operations and are available to address any questions or concerns raised by our board on risk management or any other matters. Our board of directors oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of the company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While our board is ultimately responsible for risk oversight, the audit committee assists our board in fulfilling its oversight responsibilities with respect to certain areas of risk. As part of its responsibilities as set forth in its charter, the audit committee is responsible for reviewing and discussing with management, the internal audit firm and our independent registered public accounting firm any guidelines and policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the company’s major financial risk exposures, if any. The audit committee also discusses with the internal audit firm and our independent registered public accounting firm the results of their processes to assess risk in the context of their respective audit engagements. The audit committee also assists our board in fulfilling its oversight responsibilities by monitoring the effectiveness of the company’s internal control over financial reporting and legal and regulatory compliance. Our internal auditor and independent registered public accounting firm meet regularly in executive session with the audit committee. The audit committee regularly reports on these matters to the full board. As part of its responsibilities as set forth in its charter, the compensation committee is responsible for overseeing the company’s assessment of whether its compensation policies and practices are likely to expose the company to material risks and, in consultation with management, is responsible for overseeing the company’s compliance with regulations governing executive compensation. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks associated with our board leadership structure and corporate governance matters.

Director and Executive Officer Stock Ownership Guidelines

Our board of directors adopted stock ownership guidelines applicable to our non-employee directors and our executive officers. The guidelines for non-employee directors are administered by the nominating and corporate governance committee and the guidelines for our executives are administered by the compensation committee.

Under the guidelines, each non-employee director is encouraged to maintain ownership of company stock valued at three times his or her annual retainer, which was $25,000 during 2017 but was increased to $35,000 effective January 1, 2018 (see “Director Compensation—Changes to the Director Compensation Program”). Our president and chief executive officer, Mr. Armstrong, is encouraged to maintain ownership of company stock valued at three times his base salary and our chief financial officer, Ms. Pickens, is encouraged to maintain ownership of company stock valued at her base salary. The value of the stock ownership is calculated based on the three-year trailing average monthly stock price. Shares of our common stock currently owned and shares issuable upon the vesting of outstanding restricted stock units (“RSUs”) count as stock owned for purposes of the stock ownership guidelines. As of December 31, 2017, both of our executive officers and five of our six non-employee directors exceeded their target ownership levels; however, as a result of the increase in the annual retainer from $25,000 to $35,000 effective January 1, 2018, only half of our non-employee directors exceeded their target ownership levels as of March 19, 2018. Under the stock ownership guidelines, Messrs. Joseph and Schweitzer and Ms. Benson, who were appointed to the board on December 10, 2015, March 25, 2016, and January 11, 2017, respectively, are expected to comply with the stock ownership target within five years of appointment, or by December 10, 2020, March 25, 2021, and January 11, 2022, respectively.

Consideration of Director Nominees

In evaluating nominees for membership on our board of directors, the nominating and corporate governance committee will apply the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the nominating and corporate governance committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other elements relevant to the success of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of our board and with senior management. In selecting nominees, the nominating and corporate governance committee will seek to have a board of directors that represents a diverse range of perspectives and experience relevant to the company. The nominating and corporate governance committee will also evaluate each individual in the context of our board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee will also consider the director’s past attendance at meetings and participation in and contributions to the activities of our board.

The nominating and corporate governance committee will regularly assess whether the size of our board is appropriate, and whether any vacancies on our board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates, who may come to the nominating and corporate governance committee’s attention through professional search firms, stockholders or other persons. Each candidate brought to the attention of the nominating and corporate governance committee, regardless of who recommended such candidate, will be considered on the basis of the criteria set forth above.

Pursuant to an Investor Rights Agreement with Moffett Holdings, L.L.C. (“MHLLC”) dated March 15, 2012, and subsequently assigned to LCHM Holdings, LLC, Charles W. Porter was appointed to our board as a Class III director and as the designated director of MHLLC. Mr. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement and his current term as a Class III director expires at our 2019 annual meeting of stockholders. For more information, see “Certain Transactions.”

Pursuant to a Board Representation and Standstill Agreement with Oasis Management Company, Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. (collectively “Oasis”) dated January 11, 2017, Ella G. Benson was appointed to our board as a Class III director with a term expiring at our 2019 annual meeting of stockholders, and as a member of the compensation committee.

As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates for consideration by the nominating and corporate governance committee by submitting the names and supporting information to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Supporting information should include (a) the name and address of each of the candidate and proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director, taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter in writing from the candidate stating his or her willingness to serve, if elected as a director.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our corporate secretary at our principal executive offices no later than the close of business on January 3, 2019. If the date of next year’s annual meeting is moved to a date more than 30 days before or 90 days after the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2019 annual meeting or 10 days following the public announcement of the date of the 2019 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to our Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701. Candidates nominated by stockholders will be evaluated under the same criteria as other director nominees. No director candidates were nominated by stockholders for consideration at the 2018 annual meeting.

Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of our board, or the non-employee directors as a group, by writing to the director or directors at the following address: Stratus Properties Inc., Attn: Board of Directors or the name of the individual director or directors, 212 Lavaca Street, Suite 300, Austin, Texas 78701. The communication will be forwarded to the appropriate director or directors.

Director Compensation

We use a combination of cash and equity-based incentive compensation to compensate our non-employee directors. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required to be an effective member of our board. We also seek to align the directors’ compensation with our stockholders’ interest by delivering a portion of that compensation in the form of equity.

2017 Cash Compensation

During 2017, each non-employee director received an annual fee consisting of, as applicable:

•	$25,000 for serving on our board;

•	$1,000 for serving on each committee, if any, (including the chair of the committee);

•	$7,000 for serving as chair of the audit committee;

•	$5,000 for serving as chair of the compensation committee;

•	$5,000 for serving as chair of the nominating and corporate governance committee; and

•	$12,500 for serving as lead independent director.

In addition, each director received reimbursement for reasonable out of pocket expenses incurred in attending board and committee meetings and a fee of $1,500 for attending each board and committee meeting (for which he or she is a member), or $1,000 for participation by telephone conference in each board and committee meeting (for which he or she is a member). As summarized in “Director Compensation—Changes to the Director Compensation Program,” effective January 1, 2018, in addition to other changes made to the program, directors will no longer receive meeting attendance fees.

2017 Equity-Based Compensation

On September 1, 2017, each non-employee director was granted 2,000 RSUs. The RSUs vest ratably over the first four anniversaries of the grant date, with potential pro-rata vesting acceleration in the event that the non-employee director dies, incurs a disability or retires, and potential full acceleration in the event that we incur a qualifying change of control. Each RSU entitles the director to receive one share of our common stock upon vesting. See “Executive Officer Compensation—Potential Payments upon Termination or Change in Control” for definitions of “disability” and “change of control” used for purposes of RSU vesting acceleration. As summarized in “Director Compensation—Changes to the Director Compensation Program,” effective January 1, 2018, equity grants to our non-employee directors will be based on a fixed grant date value ($45,000) rather than a fixed share amount.

2017 Director Compensation

The table below summarizes the total compensation paid to or earned by our non-employee directors during 2017. The amount included in the “Stock Awards” column reflects the aggregate grant date fair value of the RSUs, and does not necessarily equate to the income that will ultimately be realized by the director for these stock awards. Mr. Armstrong’s compensation, which includes the attendance and participation fees he received as a director, is reflected in the 2017 Summary Compensation Table in the section titled “Executive Officer Compensation.”

Director Compensation

Name of Director	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Ella G. Benson (2)	$34,778	$58,800	$93,578
James E. Joseph	47,000	58,800	105,800
James C. Leslie	49,000	58,800	107,800
Michael D. Madden	68,500	58,800	127,300
Charles W. Porter	44,000	58,800	102,800
John C. Schweitzer	43,000	58,800	101,800

(1)	Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant at the closing sale price per share of our common stock in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718, disregarding the effect of forfeitures. On September 1, 2017, each non-employee director was granted 2,000 RSUs, which had a grant date fair value of $29.40 per unit. As of December 31, 2017, Messrs. Leslie, Madden and Porter each had 5,000 RSUs outstanding, Messrs. Joseph and Schweitzer each had 3,500 RSUs outstanding, Ms. Benson had 2,000 RSUs outstanding, and Messrs. Leslie and Madden had 2,500 and 10,000 outstanding vested stock options, respectively.

(2)	On January 11, 2017, Ms. Benson was appointed to our board and our compensation committee.

Changes to the Director Compensation Program

The nominating and corporate governance committee reviews the form and amount of director compensation and makes recommendations to the full board. With the exception of minor changes in 2013 to add a lead independent director fee when that position was created and to change the form of equity incentive granted to non-employee directors from options to RSUs, our director compensation program had not been reviewed or revised since 2010. During 2017, the board’s independent compensation consultant, FPL Associates L.P. (“FPL”), reviewed our non-employee director compensation program in light of prevailing market practices. FPL conducted an analysis of the compensation paid to our non-employee directors, as compared to the group of peer companies utilized by FPL when analyzing our executive compensation practices. FPL’s analysis found that the annual cash fees paid to our non-employee directors for service as (1) members of our board, (2) lead independent director, and (3) chairs and members of our standing committees, ranked near the bottom of our peer group. The nominating and corporate governance committee reviewed FPL’s findings at its March 2018 meeting and, after considering FPL’s recommendations, the committee recommended the following changes to our director compensation program, which our board of directors approved and made effective January 1, 2018:

•	eliminating all board and committee meeting attendance fees;

•	increasing the annual fee paid to non-employee directors from $25,000 to $35,000;

•	increasing the annual fee paid to the lead independent director from $12,500 to $25,000;

•

increasing the annual fees paid to the chair of each standing committee, as follows: audit committee (from $7,000 to $17,500), compensation committee (from $5,000 to $12,500), and nominating and corporate governance committee (from $5,000 to $10,000);

•

increasing the annual fee paid to members of each standing committee, excluding the chair, as follows: audit committee to (from $1,000 to $7,500), compensation committee (from $1,000 to $6,000), and nominating and corporate governance committee to (from $1,000 to $5,000); and

•	providing an annual equity grant based on a fixed grant date value of $45,000 in lieu of a fixed share amount.

See “Compensation Discussion and Analysis” for more information about the group of peer companies utilized by FPL in its analysis of our compensation programs.

Proposal No. 1: Election of Directors

In accordance with our by-laws, our board of directors has fixed the current number of directors at seven. The table below shows the current members of the different classes of our board and the expiration of their current terms.

Class	Expiration of Term	Current Class Members

Class I	2020 Annual Meeting of Stockholders	James E. Joseph Michael D. Madden

Class II	2018 Annual Meeting of Stockholders	James C. Leslie John C. Schweitzer

Class III	2019 Annual Meeting of Stockholders	William H. Armstrong III Ella G. Benson Charles W. Porter

Our board of directors has nominated James C. Leslie and John C. Schweitzer to serve as our Class II directors, each for a three-year term. Messrs. Leslie and Schweitzer have each consented to being named as a nominee in this proxy statement and to serve as a director if elected. The persons named as proxies on the enclosed proxy card intend to vote your shares of our common stock for the election of both of the Class II director nominees, unless otherwise directed. If, contrary to our present expectations, either of the nominees is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by our board of directors, unless otherwise directed.

Vote Required to Elect Director Nominees

Under our by-laws, our directors are elected by a plurality of shares voted. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR OUR TWO CLASS II DIRECTOR NOMINEES, MESSRS. LESLIE AND SCHWEITZER.

Information About Nominees and Continuing Directors

The table below provides certain information as of March 19, 2018, with respect to the director nominees, James C. Leslie and John C. Schweitzer, and each other director whose term will continue after the annual meeting. The biography of each of the directors contains information regarding the person’s business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our board to determine that the person should be nominated to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
William H. Armstrong III	53

Chairman of the Board, President and Chief Executive Officer of the company from 1998 to present. President, Chief Operating Officer and Chief Financial Officer of the company from 1996 to 1998. Director of Moody National REIT I, Inc., a publicly traded real estate investment trust. Active member of the Finance Committee of the U.S. Green Building Council. Holds a B.A. in Economics from The University of Colorado.

Mr. Armstrong’s 29-year career in real estate and over 25 years of leadership experience with the company make him highly qualified to lead our board of directors. He has been employed by the company since its inception in 1992, and has served as President since August 1996, Chief Executive Officer since May 1998 and Chairman of the Board since August 1998. He has built a highly regarded reputation in the real estate industry and has deep experience in and understanding of the Austin, Texas area, where most of our assets are located. He has long-standing established relationships with tenants, lenders, regulators, community stakeholder groups, the City of Austin and the State of Texas. Mr. Armstrong’s strong leadership skills and comprehensive understanding of the company and its management, operations and financial requirements make him highly qualified to guide the company’s business strategy.

			1998

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
Ella G. Benson	32

Director and analyst at Oasis Capital Advisors LLC, a private investment management firm, from December 2013 to present. Analyst at GAM USA, Inc., an independent global asset management firm, from November 2009 to November 2013. Analyst at Greenhill and Company, an investment bank, from June 2008 to November 2009 and from June to August of 2007. Holds a Bachelor of Business Administration in Finance from the McCombs School of Business at the University of Texas at Austin.

Oasis Capital Advisors LLC is an affiliate of Oasis Management Company, Ltd., a private investment management firm headquartered in Hong Kong with its United States headquarters in Austin, Texas. Ms. Benson’s experience in working with public companies that are undergoing strategic transitions makes her a valuable addition to our board of directors. In addition, her experience in analyzing financial statements and capital allocation decisions will help provide positive contributions and an institutional shareholder perspective to judgments made at the board level.

Ms. Benson was appointed to the board as a Class III director with a term expiring at our 2019 annual meeting of stockholders, and as a member of the compensation committee pursuant to a Board Representation and Standstill Agreement with Oasis Management Company, Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc. dated January 11, 2017.

			2017

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
James E. Joseph	57

Dean of the Madden School of Business at Le Moyne College from 2014 to present and Executive-in-Residence from 2012 to 2014. President and Chief Executive Officer of Oneida Ltd., one of the world’s largest designers, marketers, and distributors of housewares products, from 2007 to 2012. President of Oneida from 2006 to 2007. Executive Vice President, Worldwide Sales and Marketing of Oneida from 2005 to 2006. Senior Vice President, Food Service of Oneida from 2000 to 2005. Senior Vice President, International Operations of Oneida from 1995 to 2000. Inducted as an honorary member of the Cornell Hotel Society at Cornell University’s School of Hotel Administration in 2010. Fellow at the Culinary Institute of America from 2009 through 2012. Member of the Board of Directors of EveryWare Global, Inc., a publicly traded company and the parent company of Oneida Ltd., from 2012 to 2013. Holds an M.P.A. from the Maxwell School of Citizenship and Public Affairs at Syracuse University and a B.S. in Accounting from Le Moyne College.

Mr. Joseph has over 25 years of experience in the consumer products, hospitality and entertainment industries, including experience as a chief executive officer, making him highly qualified to serve as a member of our board of directors. His leadership role in the dramatic turnaround of Oneida, which regained significant profitability and significantly reduced debt during Mr. Joseph’s tenure as president and chief executive officer, allows Mr. Joseph to provide valuable guidance regarding the company’s business strategy.

			2015

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
James C. Leslie	62

President of Leslie Enterprises, L.P., a private equity firm, from 2001 to present. Managing Principal of Wolverine Interests LLC, a commercial real estate investment firm, from 2011 to present. Chairman of the Board of Dougherty’s Pharmacy, Inc. (formerly Ascendant Solutions, Inc.), a publicly traded company, since 2002. Chief Executive Officer of Cresa Partners, LLC from 2012 to 2015. Director, President and Chief Operating Officer of The Staubach Company, a commercial real estate services firm, from 1996 to 2001. President of Staubach Financial Services from 1992 to 1996. Chief Financial Officer of The Staubach Company from 1982 to 1992. Holds an M.B.A. in Accounting and Finance from the University of Michigan and a B.S. in Mathematics from the University of Nebraska.

Mr. Leslie’s over 30 years of leadership experience in the real estate industry make him highly qualified to serve as a member of our board of directors and our audit committee and to lead our compensation committee. His investment and development experience as well as his extensive management experience acquired as president and chief operating officer of a commercial real estate services firm provide him with vast knowledge of financial, accounting, regulatory and administrative matters, particularly in the real estate industry. Mr. Leslie has also been involved with entrepreneurs and emerging companies consistently during his career and has been instrumental in the creation of over fifty companies. Through his significant business experience, he provides valuable insights with respect to strategies and solutions addressed at the board level.

			1996

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
Michael D. Madden	69

Managing Partner of BlackEagle Partners, LLC (formerly Centurion Capital Partners LLC) from April 2005 to present. Chairman of the Board of Hanover Advisors L.L.C., investment bankers, from 1995 to present. Partner of Questor Management Co., merchant bankers, from 1999 to 2005. Vice Chairman of Paine Webber Inc. from 1994 to 1995. Executive Vice President and Chief Origination Officer during 1994, and Executive Managing Director and Head of Global Business Development from 1993 to 1994 of Kidder Peabody & Co., Inc. Holds an M.B.A. in Finance from the University of Pennsylvania, Wharton School of Business and a B.A. in Economics from LeMoyne College.

Mr. Madden has been an investment banker for more than 30 years and in that role has advised multiple public and private companies, making him a valuable member of our board of directors. Mr. Madden has extensive knowledge of capital markets and finance, which is invaluable to our board’s planning for the company’s capital and liquidity needs. His business experience allows him to provide strategic insight in the areas of finance and accounting and positions him well to serve as our lead independent director, chair of our audit committee and nominating and corporate governance committee and as a member of our compensation committee.

			1992

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
Charles W. Porter	66

Chief Operating Officer of MG Holdings Services, LLC, a private asset management company, from 2014 to present. Advisor and Consultant to Moffett Holdings, L.L.C., a private, closely-held family company, from August 2008 to present. General Manager of Sheraton Steamboat Resort, managed by Starwood Hotels & Resorts Worldwide, Inc., from 1989 to 2008. Holds a Certified Hotel Administrator certification from the American Hotel & Lodging Association Educational Institution.

Mr. Porter’s over 35 years of experience in the hospitality industry, as well as experience in conceptualizing and planning two residential single-family developments and a condominium tower through entitlements, financing, construction, documentation and sales, provide him with a wealth of knowledge regarding real estate operations and make him highly qualified to serve on our board of directors and as a member of each of our audit and nominating and corporate governance committees.

Mr. Porter is the designated director of LCHM Holdings, LLC pursuant to the Investor Rights Agreement dated March 15, 2012. See “Certain Transactions” for additional information.

			2012

Name of Director	Age	Principal Occupation, Business Experience and Other Public Company Directorships	Year First Elected a Director
John C. Schweitzer	73

President of Westgate Corporation, a real estate investment and venture capital firm, from 1977 to present. Lead director of Regency Centers Corporation, a publicly-traded real estate investment trust. Previously served as a member of Pacific Retail Trust’s board of trustees before its merger into Regency Centers Corporation in 1999 and as a director or officer of a number of other public companies and financial institutions, including Archstone-Smith Trust, J.P. Morgan Chase Bank of Texas-Austin, Franklin Federal Bancorp, Elgin Clock Company, El Paso Electric Company, Mbank El Paso, the Circle K Corporation, Homestead Village Incorporated and Enerserv Products. Holds an M.B.A. in Finance and a B.A. in Economics from the University of Missouri.

Mr. Schweitzer’s extensive board and leadership experience and in-depth knowledge of the Austin real estate market make him a valuable member of our board of directors. His strong background in business and finance allows him to provide strategic insight regarding the implementation of our strategy.

			2016

Stock Ownership of Directors, Director Nominees and Executive Officers

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through our stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of the record date, March 19, 2018, by each of our directors, our director nominees and our chief executive officer and chief financial officer (such officers together being our named executive officers). Unless otherwise indicated, all shares shown are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options	Number of Shares Subject to Exercisable Options (1)	Total Number of Shares Beneficially Owned (2)	Percent of Outstanding Shares (3)

William H. Armstrong III (4)	477,766	—	477,766	5.9%

Erin D. Pickens (5)	27,372	—	27,372	*

Ella G. Benson (6)	—	—	—	—

James E. Joseph	500	—	500	*

James C. Leslie	40,830	2,500	43,330	*

Michael D. Madden	25,500	10,000	35,500	*

Charles W. Porter	8,000	—	8,000	*

John C. Schweitzer	500	—	500	*

All directors and executive officers as a group (8 persons)	580,468	12,500	592,968	7.3%

*	Ownership is less than one percent.

(1)	Reflects our common stock that could be acquired within sixty days of the record date, March 19, 2018, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Each beneficial owner holds the following unvested time-vested and performance-vested RSUs, which are not included in the table above. For more information regarding the time-vested and performance-vested RSUs, see “Director Compensation—2017 Equity-Based Compensation” and “Executive Officer Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Long-Term Incentive Awards.”

Name of Beneficial Owner	Time-Vested RSUs	Performance-Vested RSUs
William H. Armstrong III	22,500	18,000
Erin D. Pickens	4,250	3,000
Ella G. Benson	2,000	—
James E. Joseph	3,500	—
James C. Leslie	5,000	—
Michael D. Madden	5,000	—
Charles W. Porter	5,000	—
John C. Schweitzer	3,500	—

(3)	Based on 8,133,502 shares of our common stock outstanding as of March 19, 2018.

(4)	Includes 3,250 shares held in his individual retirement account. Mr. Armstrong has pledged 363,489 shares of our common stock to secure a line of credit. Mr. Armstrong’s address is 212 Lavaca Street, Suite 300, Austin, TX 78701.

(5)	Holds shares of our common stock in a joint account with her husband, through which they share voting power.

(6)	Ms. Benson was appointed to our board of directors on January 11, 2017.

Stock Ownership of Certain Beneficial Owners

Based on filings with the SEC, the table below shows the beneficial owners of more than five percent of our outstanding common stock other than Mr. Armstrong, whose beneficial ownership is reflected in the table in the section above titled “Stock Ownership of Directors, Director Nominees and Executive Officers.” Unless otherwise indicated, all information is presented as of March 19, 2018, and all shares beneficially owned are held with sole voting and investment power.

Name and Address of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Outstanding Shares (1)

Ingalls & Snyder LLC (2) 1325 Avenue of the Americas New York, New York 10019	1,517,020	18.65%

Oasis Management Company Ltd. (3) 21/F Man Yee Building 68 Des Vouex Road, Central Hong Kong	1,125,265	13.83%

LCHM Holdings, LLC (4) 1615 Poydras Street, Suite 2279 New Orleans, Louisiana 70112	625,000	7.68%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	555,564	6.83%

(1)	Based on 8,133,502 shares of our common stock outstanding as of March 19, 2018.

(2)	Based on an amended Schedule 13G filed with the SEC on February 9, 2018. Ingalls & Snyder LLC (“Ingalls & Snyder”) is a registered broker dealer and a registered investment advisor. Amounts reported include shares owned by clients of Ingalls & Snyder in accounts managed under investment advisory contracts. Ingalls & Snyder has no voting power but shares investment power over all of the shares of our common stock reported.

(3)	Based on an amended Schedule 13D and a Form 4 filed with the SEC on January 13, 2017 and June 12, 2017, respectively. Oasis Management Company Ltd. and its affiliates share voting and investment power over all of the shares of our common stock reported.

(4)	Based on a Schedule 13D filed with the SEC on March 5, 2014, jointly by LCHM Holdings, LLC (“LCHM”), James R. Moffett, Jr. and Louise H. Moffett. LCHM, Mr. Moffett and Ms. Moffett share voting and investment power over all of the shares of our common stock reported.

(5)

Based on an amended Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP, a registered investment advisor, furnishes investment advice to four registered investment companies, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain of the Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund

Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our common stock reported, and may be deemed to be the beneficial owner of such shares of our common stock. However, all shares of our common stock reported in the amended Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of our common stock. As reported in the Schedule 13G/A, Dimensional has sole voting power over 547,848 shares of our common stock and sole investment power over 555,564 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of such reports and amendments thereto filed during 2017, and written representations from our directors and executive officers, we believe that all required reports were timely filed.

Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer and our chief financial officer (our only executive officers, referred to as our named executive officers or NEOs). Our named executive officers for 2017 are:

•	William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer; and

•	Erin D. Pickens, Senior Vice President and Chief Financial Officer.

Executive Summary

We are a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi-family and single-family residential real estate properties, primarily located in the Austin, Texas area, and also including projects in certain other select markets in Texas.

2017 Performance Highlights.

In connection with its evaluation of the performance of our company and our executive officers during 2017, the compensation committee noted the company’s accomplishments during 2017 and the significant roles played by each of Mr. Armstrong and Ms. Pickens in these accomplishments. Specifically, the compensation committee noted that under Mr. Armstrong’s leadership, the company:

•	Generated net income attributable to common stockholders of $3.9 million, $0.47 per share.

•	Returned $8.1 million to stockholders through a $1.00 per share special cash dividend paid in April 2017 following our $114 million sale of The Oaks at Lakeway in February 2017.

•	Reduced total consolidated debt by 24% at December 31, 2017, from $291.1 million at the end of 2016 to $221.5 million.

•

Generated a cumulative total stockholder return of 262% over the five years ended December 31, 2017, which exceeds comparable returns from our peer real estate related companies (39%), the Dow Jones U.S. Real Estate Index (56%) and the S&P 500 Index (101%).

•	Completed the construction of West Killeen Market, an HEB Grocery Company, L.P. (HEB)-anchored retail development in Killeen, Texas, on schedule and under budget in June 2017.

•

Secured project financing and commenced construction of phase one of Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space. The initial phase of the project will be anchored by a 12-screen Moviehouse theater, which we expect to complete on schedule during the second quarter of 2018.

•

Secured project financing and commenced construction of the retail component of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas. Phase I, the retail anchor phase, will be comprised of a 106,000 square foot HEB grocery store, five mixed-use retail buildings totaling 47,250 square feet, six pad sites for sublease, and road, utility and storm water infrastructure for the entire development.

•

Secured project financing and commenced construction of Santal Phase II, a 212-unit garden style, multi-family housing development located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community. We expect to begin leasing units during the third quarter of 2018 and complete construction during the fourth quarter of 2018.

•

Received proceeds totaling $13.8 million from Travis County Municipal Districts (MUD). We have received reimbursements for substantially all of the infrastructure costs incurred to date in connection with our development of Section N of Barton Creek. In November 2017, the City of Magnolia and the State of Texas approved the creation of a MUD that will provide us with an opportunity to recoup approximately $26 million of road and utility infrastructure costs incurred in connection with our development of Magnolia, an HEB-anchored retail development project in Magnolia, Texas, which includes 351,000 square feet of total tenant leasing space and 1,200 multi-family units.

•

Generated total real estate sales revenue of $11.1 million, including $10.3 million from the sale of 7 lots and 1 townhome in Amarra Drive in Barton Creek and the final 12 lots in Meridian, our 800-lot residential development in the Circle C Community.

•	Hosted a record number of events and generated record ticket sales at Austin City Limits Live, with 224 events hosted and more than 221,000 tickets sold in 2017.

Best Practices in Executive Compensation Program.

In early 2016, following three years of low approval rates on our annual stockholder advisory vote on executive compensation (“say on-pay”), the compensation committee engaged FPL Associates L.P. (FPL), an independent compensation consultant, to assist in the selection of a peer group for compensation comparisons and to evaluate our compensation program in light of this peer group (see “How We Determine and Assess Executive Compensation” below for more information about FPL). In response to feedback from our stockholders and based on its review of FPL’s analysis, the compensation committee implemented significant changes to our program in March 2016, designed to more closely align our executive compensation program with the interests of our stockholders. After implementation of those changes, our say-on-pay approval rate increased to 62.9% in 2016 and 97.2% in 2017. Below are certain highlights of our program:

Executive Compensation Highlights

➢	Annual Incentives Based on Performance – Our annual incentive bonus awards are not guaranteed, but are based on the committee’s evaluation of the company’s performance during the year.

➢	Performance-Based Component to Long-Term Incentive Program – In 2016, we granted a combination of performance-vested and time-vested restricted stock units under our long-term incentive program, with the payout of 60% of the units awarded dependent upon our achievement of certain strategic performance goals. As noted below, during 2017, the committee began re-evaluating the structure of the performance-based component of the long-term incentive award and elected not to grant the performance awards in 2017, pending its approval of the new program in 2018. Accordingly, our executive officers received only 40% of the historical long-term incentive awards during 2017, and the decreased value compared to 2016 is reflected in the 2017 Summary Compensation Table on page 33.

➢	Clawback Policy – The performance-based awards are subject to a clawback provision.

➢	Anti-Pledging Policy – Beginning in 2016, we prohibit our directors and NEOs from entering into new pledges of our securities.

➢	“Double Trigger” Equity Acceleration due to a Change of Control – Beginning with the awards made in 2016, time-vested RSUs will only accelerate upon a qualifying termination occurring within two years following a change of control, and performance-based RSUs will not accelerate, but will convert to time-vested RSUs that will vest upon the earlier of the last day of the performance period or a qualifying termination.

➢	“Double Trigger” Change of Control Cash Payments – The severance and change of control agreements with our NEOs provide for change of control cash payments only upon a qualifying termination of employment.

➢	Engagement of Independent Compensation Consultant – From time to time, the compensation committee, in its sole discretion, retains an independent compensation consultant who reports directly to the committee and does not provide any other services to management or the company.

➢	Executives Subject to Stock Ownership Guidelines – We encourage our executive officers to maintain certain levels of ownership in our company, thus aligning their interests with our stockholders’ interests. Both of our NEOs currently exceed their ownership requirements. See “Stock Ownership Guidelines” below for more information.

➢	No Tax Gross-Ups – We do not provide any tax gross-ups to our NEOs.

Changes to Executive Compensation Program for 2018.

As noted above, during 2016, the compensation committee incorporated a performance-based element into our long-term incentive program. While the committee remains committed to having a significant portion of our long-term incentive program represented by a performance-based award, during 2017 and early 2018, the compensation committee worked with FPL and other advisors to evaluate both the metric used in the 2016 performance-based incentive awards (net asset value after taxes) and the structure of the award. The committee determined that while net asset value after taxes is an important performance measure for the company, its utility as an incentive metric is limited given that many aspects of the net asset value calculation are outside the control of our executives. Further, given the significant level of common stock currently owned by Mr. Armstrong (5.9% of shares outstanding), the committee believed it would be prudent to consider whether incorporating a non-equity-based component into the long-term incentive program would be appropriate. The committee is currently working with FPL on the structure of a new long-term incentive program, which will be implemented during 2018.

How We Determine and Assess Executive Compensation

Role of Independent Compensation Consultant.

To assist in evaluating our compensation practices and the level of compensation provided to our executives, the compensation committee from time to time in the committee’s sole discretion retains an independent compensation consultant to provide advice and ongoing recommendations on these matters in light of our business goals and pay philosophy. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. As noted above, during 2017, the compensation committee retained FPL as its independent compensation consultant. Prior to engaging FPL, the compensation committee assessed FPL’s independence and concluded that FPL’s work does not raise any conflicts of interest. In making this determination, the compensation committee considered the following:

•	FPL does not provide any other services to the company;

•	FPL did not receive any fees from the company during the prior year;

•	FPL maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

•	None of the FPL team assigned to the company had any business or personal relationship with members of the compensation committee outside of the engagement;

•	None of the FPL team assigned to the company had any business or personal relationship with any of our NEOs outside of the engagement; and

•	None of the members of the FPL team assigned to the company owned any of the Company’s common stock.

The scope of FPL’s engagement with respect to our executive compensation program was to (1) prepare a compensation study that compared the compensation of our NEOs against a comparable group of real estate companies, (2) assist the compensation committee in the development of an appropriate group of peer real estate companies to be used for the compensation study, and (3) identify the appropriate mix of compensation components for the executive compensation program based on a review of the peer company components and market trends.

Market Data and Peer Group.

With input from the compensation committee, FPL recommended a group of comparable public real estate investment trusts (REITs) and real estate management companies that it believed represents an appropriate peer group based on asset focus and size, as well as geographic location to a lesser degree. The resulting peer group selected by the compensation committee was consistent with the peer group used for FPL’s 2016 compensation study for the company and consisted of the 14 public real estate companies listed below (the “peer group”), with the 2016 median total capitalization of the peer group companies being approximately $642 million, compared to our 2016 median total capitalization of approximately $559 million (putting the company in the 44th percentile):

• Armada Hoffler Properties, Inc.	• New Home Company, Inc.
• CatchMark Timber Trust, Inc.	• One Liberty Properties, Inc.
• Consolidated Tomoka-Land Co.	• SoTHERLY Hotels Inc.
• Farmland Partners Inc.	• Tejon Ranch Co.
• Forestar Group Inc.	• UCP, Inc.
• The InterGroup Corporation	• UMH Properties, Inc.
• Maui Land & Pineapple Company, Inc.	• Whitestone REIT

FPL used this peer group to prepare its executive compensation study, which compared our NEOs’ base salaries, annual incentive awards, long-term incentive awards and total remuneration to their counterparts in the peer group. The compensation committee used FPL’s reports to assess competitive compensation, industry trends and best practices regarding executive compensation. In March 2018, the compensation committee considered FPL’s reports and recommendations in connection with the establishment of 2018 base salaries and the determination of annual incentive awards for 2017.

Role of Executive Officers.

Our chief executive officer makes recommendations to the compensation committee regarding the base salary, annual incentive award and long-term incentive awards for our chief financial officer, based on his qualitative judgment regarding her individual performance, although the compensation committee makes all final compensation decisions regarding our executive officers. Neither of our executive officers is present when the compensation committee discusses or determines any aspect of their compensation.

Objectives of Our Compensation Program

The compensation committee is responsible for designing, implementing, and administering our executive compensation program. The compensation committee seeks to increase stockholder value by:

•	rewarding performance; and

•	providing a level of total compensation that will enable the company to attract and retain talented executive officers.

The compensation committee believes compensation should reward achievement of business performance goals, recognize individual initiative and leadership and link the interests of the executives and stockholders. As a result, as reflected in the graph below, the majority of our chief executive officer’s total compensation paid during the three-year period ended December 31, 2017 consisted of variable forms of pay that were dependent on our performance and the price of our common stock. These components of our executive compensation program are described in more detail below.

Components of Executive Compensation

During 2017, our executive compensation program included three primary components: base salary, annual incentive awards, and long-term incentive awards in the form of time-vested RSUs. As discussed elsewhere in this CD&A, beginning in 2017, the compensation committee and its advisors began re-evaluating the structure of the performance-based long-term incentive awards and plans to implement a new program during 2018. As a result, the aggregate value and amount of the long-term incentive awards granted during 2017 as reflected in the 2017 Summary Compensation Table on page 33 was significantly less than the awards granted during 2016, as the compensation committee did not grant a performance-based long-term performance award during 2017.

After reviewing these components of our compensation program, the compensation committee believes that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company.

Base Salaries.

Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. Actual individual salary amounts reflect the compensation committee’s judgment with respect to each executive officer’s responsibilities, performance, work experience and the individual’s historical salary level. With regard to our chief executive officer, our goal is to allocate more compensation to the variable, performance-dependent elements of the total compensation package. We do not routinely provide base salary increases for our executive officers and did not increase base salaries in 2017.

Annual Incentive Awards.

Annual cash incentives are a variable component of compensation designed to reward our executive officers for maximizing annual operating and financial performance, and for their efforts in executing the company’s board–approved active development plan. Under our annual incentive program for 2017, the annual incentive award was established by the compensation committee following the end of the year based on the participant’s level of responsibility for the company’s performance during the year after reviewing overall market conditions. As noted above, we have only two executive officers, and the compensation committee’s decisions regarding annual incentive awards reflect its views as to the broad scope of responsibilities of each executive officer and its subjective assessment of each executive officer’s significant impact on the company’s overall success.

In March 2018, after evaluating the company’s accomplishments and performance, both independently and as compared to the peer group, the key roles of each of Mr. Armstrong and Ms. Pickens in those accomplishments, and each executive officer’s overall compensation, the compensation committee approved annual incentive awards for Mr. Armstrong and Ms. Pickens. In determining the amounts of these annual incentive awards, the compensation committee specifically noted the following accomplishments in 2017:

•	Our executives’ key roles in the company’s significant achievements during 2017, which are set forth in detail on page 24, in particular the following:

•	Completion of the construction of West Killeen Market, an HEB Grocery Company, L.P. (HEB)-anchored retail development in Killeen, Texas, on schedule and under budget in June 2017.

•	Securing project financing and commencing construction of the following significant projects:

•	Phase one of Lantana Place, a mixed-use development in southwest Austin consisting of approximately 320,000 square feet of retail, hotel and office space;

•

The retail component of Jones Crossing, an HEB-anchored, mixed-use development in College Station, Texas. Phase I, the retail anchor phase, will be comprised of a 106,000 square foot HEB grocery store, five mixed-use retail buildings totaling 47,250 square feet, six pad sites for sublease, and road, utility and storm water infrastructure for the entire development; and

•	Santal Phase II, a 212-unit garden style, multi-family housing development located directly adjacent to Santal Phase I in the upscale, highly populated Barton Creek community.

•

Our cumulative total stockholder return of 262% over the five years ended December 31, 2017, which exceeds comparable returns from the Dow Jones U.S. Real Estate Index (56%), the S&P 500 Index (101%), and our peer real estate related companies (39%), including Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc. The St. Joe Company and Tejon Ranch Co.

	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Stratus Properties Inc.	$100.00	$201.29	$162.16	$239.84	$384.84	$361.88
S&P 500 Stock Index	100.00	132.39	150.51	152.59	170.84	201.14
Dow Jones US Real Estate Index	100.00	101.77	129.49	132.26	142.25	156.25
Peer Group	100.00	131.12	130.90	115.07	125.59	138.67

Long-Term Incentive Awards.

We have historically awarded long-term incentives in the form of RSUs to reinforce the relationship between compensation and increases in the market price of the company’s common stock and align each executive officer’s financial interests with those of the company’s stockholders. These long-term incentives are awarded annually at the beginning of each year and are based upon the position of each executive officer and a subjective assessment of corporate and individual performance for the prior year.

In March 2016, the compensation committee elected to incorporate a new performance-based award into the long-term incentive program for our executive officers. For the 2016 annual award, the compensation committee bifurcated the traditional RSU grant into two separate awards, with 40% of the award continuing to be granted in the form of time-vested RSUs, and the remaining 60% of the award to be granted in the form of a new performance-based RSU award. The performance-vested RSUs granted in 2016 have a three-year performance period, with 50% of the target award earned based on maintaining the published net asset value after taxes (“NAV”) of $36 per share at the end of the performance period, and the remaining 50% of the target award earned based on a 15% increase in NAV as of the end of the performance period.

In early 2017, the compensation committee confirmed its desire to include a performance-based element in our long-term incentive program, but elected to explore whether other performance metrics may be more suitable for use in our program. The committee met in March 2017, and once again bifurcated the traditional RSU grant into a time-vested award and a performance-based award. At that meeting, the committee granted 40% of the long-term incentive award in the form of time-vested RSUs, but deferred the grant of the performance-based award (representing 60% of the long-term incentive award) pending its determination of the performance metric. During 2017 and early 2018, the compensation committee worked with FPL and sought input from our significant investors to develop a new structure for the long-term incentive program. As noted above under “Changes to Executive Compensation Program for 2018,” because a new structure will be implemented during 2018, no additional long-term performance awards were granted during 2017. This resulted in a decrease in value of the long-term incentive awards to our executive officers in 2017 as compared to 2016. With respect to our CEO, the following table summarizes the grants he received under our long-term incentive program during the past three years:

	Long-Term Incentive (LTI) Program Awards
Year	Time-Vested RSUs	Performance-based RSUs	Total RSUs	Stock Price on Grant Date	Aggregate LTI Value
2015	30,000	0	30,000	$13.45	$403,500
2016	12,000	18,000	30,000	22.98	689,400
2017	12,000	0	12,000	28.95	347,400

Clawback Policy

The performance-vested RSUs granted under our long-term incentive program are subject to a clawback provision, providing for the forfeiture of these awards or the return of any related gain in the event of a restatement of our financial statements or certain misconduct resulting in overpayment of the awards.

Stock Ownership Guidelines

We encourage stock accumulation because we believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. Accordingly, our board of directors adopted stock ownership guidelines applicable to our executive officers. The guidelines are administered by the compensation committee. Under the guidelines, Mr. Armstrong and Ms. Pickens are encouraged to maintain ownership of shares of our common stock valued at three times and one time, respectively, his or her base salary, determined by reference to the three-year trailing average monthly stock price. Shares of our common stock currently owned and shares issuable upon the vesting of outstanding time-vested RSUs are counted for purposes of the stock ownership guidelines. Shares subject to outstanding performance-based RSUs and shares pledged under our grandfathered pledge policy are not counted for purposes of the stock ownership guidelines. Finally, shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares will be made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the executive has maintained a pecuniary interest in the shares. Mr. Armstrong and Ms. Pickens both currently exceed their target ownership levels, with Mr. Armstrong owning shares valued at 25 times his base salary, significantly greater than his target ownership level of three times.

Limited Executive Perquisites and No Special Retirement Benefits

We seek to maintain a cost conscious culture in connection with the benefits provided to our executive officers. As a result, we provide limited perquisites to our executive officers. Please see “Executive Compensation Tables—2017 Summary Compensation Table” for a description of the limited perquisites provided in 2017.

Retirement benefits fulfill an important role within our overall executive compensation objectives by providing a financial security component, which in turn promotes retention. We provide our executive officers with the same retirement benefits that are generally available to our other full-time employees. Specifically, we maintain a 401(k) plan, a tax-qualified defined contribution retirement plan that provides a 5% employer match, a 3% safe harbor contribution and a discretionary match of up to 10% of employee eligible compensation. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans. We provide life insurance to all company employees.

Change of Control and Severance Benefits

We provide our executive officers with certain contractual protections in the event of an involuntary severance or a change of control of the company. Effective April 1, 2016, each of Mr. Armstrong and Ms. Pickens entered into a severance and change of control agreement with the company, and each agreement has a three-year term. We believe that severance protections, including reduced levels of protection triggered in connection with a qualifying termination without a change of control, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the real estate industry. In addition, we believe these benefits also serve our stockholders’ interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections to be an important part of our executive officers’ compensation packages.

We also believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the company during the important time when their prospects for continued employment following a transaction are often uncertain, we provide them with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we also believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We do not believe that our executive officers should be entitled to receive cash severance benefits following a change of control transaction merely as a result of the occurrence of such a transaction. The payment of cash severance benefits following a change of control transaction is only triggered by an actual or constructive termination of employment following the change of control (i.e. a “double trigger”). In addition, beginning with the awards we granted in March 2016, our long-term incentive awards also provide for a double-trigger. Under the terms of these awards, time-vested RSUs will only accelerate upon a qualifying termination occurring within two years following the change of control, and performance-vested RSUs will not accelerate, but will convert to time-vested RSUs that will vest upon the earlier of the last day of the performance period or a qualifying termination.

The potential severance and change of control benefits payable under these agreements as of December 31, 2017, are more fully described in “Potential Payments upon Termination or Change in Control.”

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation awarded to our executive officers. However, the compensation committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the company with the benefit or value to the executive officer.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain named executive officers. The compensation committee does not have a policy requiring executive compensation to qualify as deductible under Section 162(m), and has retained discretion to compensate executive officers in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on March 27, 2018:
James C. Leslie, Chair Ella G. Benson James E. Joseph Michael D. Madden John C. Schweitzer

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. Mr. Armstrong and Ms. Pickens were our only executive officers during the fiscal years ended December 31, 2017, 2016 and 2015.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total
William H. Armstrong III	2017	$450,000	$850,000	$347,400	$72,327	$1,719,727
Chairman of the Board, President and Chief Executive Officer	2016	$441,667	850,000	689,400	80,706	2,061,773
	2015	400,000	700,000	403,500	78,097	1,581,597

Erin D. Pickens	2017	$250,000	$200,000	$ 57,900	$61,393	$569,293
Senior Vice President and Chief Financial Officer	2016	247,500	175,000	114,900	68,494	605,894
	2015	235,000	125,000	94,150	59,501	513,651

(1)	On March 2, 2017, our compensation committee awarded 12,000 RSUs to Mr. Armstrong and 2,000 RSUs to Ms. Pickens. The RSUs will ratably convert into shares of our common stock over a four-year period beginning on March 15, 2018, or, if earlier, upon a termination of employment due to death, disability or retirement, or upon a qualifying termination following a change of control of the company as described in greater detail below under “Potential Payments upon Termination or Change in Control.” The time-vested RSUs are valued on the date of grant at the closing sale price per share of our common stock in accordance with ASC Topic 718, disregarding the effect of forfeitures.

(2)	The amounts reported in the “All Other Compensation” column for 2017 reflect, for each named executive officer as applicable, the sum of the incremental cost to the company of all perquisites and other personal benefits and all other additional compensation required by SEC rules to be separately quantified, including (a) amounts contributed by the company to defined contribution plan, (b) the dollar value of life insurance premiums paid by the company, and (c) director fees. The perquisites and other personal benefits reported include payments for automobile leases. We provide life insurance to all company employees.

	Perquisites and Other Personal Benefits	Additional All Other Compensation
Name	Automobile Leases	Plan Contributions	Life Insurance Premiums	Director Fees
Mr. Armstrong	$12,000	$48,600	$2,727	$9,000
Ms. Pickens	13,066	45,600	2,727	—

Grants of Plan-Based Awards

		All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards
Name	Grant Date
William H. Armstrong III
Time-Vested RSUs	3/2/2017	12,000	$347,400
Erin D. Pickens
Time-Vested RSUs	3/2/2017	2,000	57,900

(1)	Reflects time-vested RSUs awarded under our stock incentive plans. See Note 1 under the 2017 Summary Compensation Table above for more information.

For additional information regarding the compensation paid to our NEOs, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at December 31, 2017

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
William H. Armstrong III	43,500	$1,291,950	18,000	$534,600
Erin D. Pickens	8,750	259,875	3,000	89,100

(1)	Unless the award is forfeited or vesting is accelerated because of a termination of employment or change of control as described below under “Potential Payments upon Termination or Change in Control,” the RSUs held by the NEOs will vest and be paid out in an equivalent number of shares of our common stock as follows:

Name	RSUs	Vesting Date
Mr. Armstrong	21,000	03/15/18
	13,500	03/15/19
	6,000	03/15/20
	3,000	03/15/21

Ms. Pickens	4,500	03/15/18
	2,750	03/15/19
	1,000	03/15/20
	500	03/15/21

(2)	The market value of the awards as reflected in this table was based on the $29.70 closing market price per share of our common stock on December 29, 2017.

(3)

Reflects performance-vested RSUs awarded in 2016. Upon vesting, each performance-vested RSU will convert into one share of our common stock. The vesting of the performance vested RSUs is dependent upon the company achieving certain performance goals during the performance period, which will end on December 31, 2018, or if earlier, upon a termination of employment due to death or upon a qualifying termination following a change of control of the company as described in greater detail below under “Potential Payments upon Termination or Change in Control.” Each executive is entitled to receive 50% of his or her award if our net asset value (“NAV”) on an after-tax basis is equal to or greater than $36 per share at the end of the performance period, December 31, 2018 (the “Published NAV”). Each of our executives will receive the remaining 50% of his or her award if our per share NAV at the end of the performance period is at least 15% greater than the Published NAV.

2017 Option Exercises and Stock Vested(1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
William H. Armstrong III	25,500	$664,275
Erin D. Pickens	5,750	149,788

(1)	None of our named executive officers exercised options during 2017.

(2)

The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from stock awards, thus the NEOs actually received a lower number of shares of our common stock than the numbers reported in this table.

(3)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

Equity Compensation Plan Information

The following table presents information as of December 31, 2017, regarding our incentive compensation plans under which common stock may be issued to employees and non-employees as compensation. All of our outstanding equity compensation plans were previously approved by our stockholders.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c) (2)
Equity compensation plans approved by security holders	111,700	$16.64	212,675
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	111,700	$16.64	212,675

(1)	The number of securities to be issued upon the exercise of outstanding options, warrants and rights includes shares issuable upon the vesting of 78,200 RSUs and 21,000 performance-vested RSUs. These awards are not reflected in column (b) as they do not have an exercise price.

(2)

As of December 31, 2017, there were 180,000 shares available for issuance to Stratus employees and non-employee directors under the 2017 Stock Incentive Plan, 25,800 shares remaining available for future issuance to Stratus employees and non-employee directors under the 2013 Stock Incentive Plan and 4,375 shares remaining available for future issuance to Stratus employees and non-employee directors under the

2010 Stock Incentive Plan, all of which could be issued pursuant to awards of stock options, SARs, restricted stock, RSUs or “other stock-based awards.” In addition, there were 2,500 shares remaining available for future issuance of stock options to our non-employee directors under the 1996 Stock Option Plan for Non-Employee Directors, although the company’s current practice is to grant restricted stock units to our non-management directors.

Potential Payments upon Termination or Change in Control

Equity-Based Awards – Impact of Termination of Employment or Change of Control.

Pursuant to the terms of the RSU agreements, upon termination of employment as a result of death, disability or retirement, or, in the discretion of the compensation committee, termination of employment by the company without cause, the executive officer’s outstanding RSUs will vest.

Under the terms of the performance-vested RSU agreements, upon termination of employment as a result of death, the executive officer’s performance-vested RSUs will vest. Termination of the executive’s employment as a result of disability or retirement will not result in the acceleration of the vesting of the performance-vested RSUs. Instead, the award will not be forfeited but will vest on the regularly scheduled vesting date, provided that the applicable performance conditions are satisfied. At the discretion of the compensation committee, in the event the executive officer’s employment is terminated by the company without cause, the officer’s outstanding performance-vested RSUs may not be forfeited, rather they may remain outstanding and vest at the end of the performance period if all applicable performance conditions are satisfied.

In connection with a change of control, RSUs granted prior to 2016 will vest in full. With respect to RSUs granted in 2016 and beyond, the RSUs will vest only upon the termination of the recipient’s employment by the company without cause or by the recipient for good reason within two years following the change of control. With respect to the performance-vested RSUs, upon a change of control the award will convert to time-vested RSUs and vest on the last day of the applicable performance period, or, if earlier, upon the termination of the recipient’s employment by the company without cause or by the executive for good reason.

2016 Severance and Change of Control Agreements.

In 2016, we entered into severance and change of control agreements (the “2016 agreements”) with Mr. Armstrong and Ms. Pickens that will expire on March 31, 2019. The 2016 agreements entitle each executive to receive additional benefits in the event of the termination of his or her employment under certain circumstances.

Termination without Cause or with Good Reason.

Each 2016 agreement provides that if the executive officer’s employment is terminated by the company without cause or by the executive with good reason, the executive will receive from the company:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to the sum of (a) the executive’s base salary in effect at the time of termination and (b) the average annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

Termination after Change of Control as a Result of Death, Disability or Retirement.

Each 2016 agreement provides that if, during the three-year period following a change of control, the executive’s employment with the company or its successor is terminated as a result of death, disability or retirement, the executive or his or her legal representatives will receive from the company or its successor any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated.

Termination after Change of Control for Cause or Voluntary Termination without Good Reason.

Each 2016 agreement provides that if, following a change of control, the executive’s employment with the company or its successor is terminated for cause (as defined below) or by the executive for other than good reason (as defined below), the executive will receive from the company or its successor any accrued but unpaid salary.

Termination after Change of Control without Cause or with Good Reason.

Each 2016 agreement provides that if, during the three-year period following a change of control, the company or its successor terminates the executive without cause, or the executive voluntarily terminates his or her employment for good reason, the executive will receive from the company or its successor:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he or she was terminated;

•

a lump-sum cash payment equal to 2.99 times the sum of (a) the executive’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to the executive for the three fiscal years immediately preceding the termination date (excluding any payments for long-term incentives); and

•

continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date the executive accepts new employment.

If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

As a condition to receipt of these benefits, Mr. Armstrong and Ms. Pickens must retain in confidence all confidential information known to him or her concerning our business. Such obligations continue to apply after a change of control. Notwithstanding the timing of benefits noted above, in the event that Mr. Armstrong or Ms. Pickens are considered to be “specified employees” under Section 409A of the Internal Revenue Code at the time of their termination of employment, they may not receive certain severance benefits until the expiration of a six month period following their respective terminations of employment.

The following table quantifies the potential payments to our NEOs under the contracts, arrangements, plans and scenarios discussed above, assuming a December 31, 2017 termination date, and where applicable, using the closing price of our common stock of $29.70 (as reported on the NASDAQ on December 29, 2017). The table does not include amounts that may be payable under our 401(k) plan. All amounts below include certain estimates and assumptions that exist as of December 31, 2017, and actual amounts or benefits that could be payable to any NEO upon a termination of employment or a change of control cannot be known with certainty until the actual event occurs.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Severance Payment	Restricted Stock Units (Unvested and Accelerated) (1)	Performance- Vested Restricted Stock Units (Unvested and Accelerated/ Retained) (2)	Health and Life Benefits	Total (3)
William H. Armstrong III
• Death, Disability, or Retirement (4)	N/A	$1,291,950	$534,600	N/A	$1,826,550
• Termination without cause (5)	$1,200,000	1,291,950	534,600	$26,412	3,052,962
• Termination with good reason	1,200,000	N/A	N/A	26,412	1,226,412
• Change of Control (6)	N/A	668,250	N/A	N/A	668,250
• Termination after Change of Control (without Cause or with Good Reason) (7)	3,887,000	1,291,950	534,600	26,412	5,739,962

Erin D. Pickens
• Death, Disability, or Retirement (4)	N/A	259,875	89,100	N/A	348,975
• Termination without cause (5)	386,667	259,875	89,100	19,414	755,056
• Termination with good reason	386,667	N/A	N/A	19,414	406,081
• Change of Control (6)	N/A	155,925	N/A	N/A	155,925
• Termination after Change of Control (without Cause or with Good Reason) (7)	1,270,750	259,875	89,100	19,414	1,639,139

(1)	The value of the RSUs that would have vested for each NEO is based on $29.70, the closing price of our common stock on December 29, 2017.

(2)	The value of the performance-vested RSUs that would have vested or been retained for each NEO is based on $29.70, the closing price of our common stock on December 29, 2017.

(3)	Pursuant to the terms of the 2016 agreements, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, but for purposes of this table we have not reflected any modifications that could occur as a result of Section 280G of the Internal Revenue Code.

(4)	Pursuant to the terms of the performance-vested RSU agreements, termination of the executive’s employment as a result of disability or retirement will not result in the acceleration of vesting of the performance-vested RSUs. Instead, the award will not be forfeited but will vest on the regularly scheduled vesting date, provided that the applicable performance conditions are satisfied. The amount reflected in the table assumes satisfaction of 100% of the performance conditions.

(5)	Vesting of the RSUs and performance-vested RSUs upon a termination without cause is at the discretion of the compensation committee. We have assumed for purposes of the table that the compensation committee would vest the RSUs and allow the performance-vested RSUs to remain outstanding following a termination without cause.

(6)	RSUs granted prior to 2016 will vest upon a change of control. For awards granted in 2016 and beyond, vesting will only occur upon a qualifying termination following a change of control.

(7)	Pursuant to the terms of the performance-vested RSU agreements, upon a change of control the performance-vested RSUs will convert to time-vested RSUs, and vest on the regularly scheduled vesting date, or, if earlier, the date of the executive’s termination without cause or with good reason.

Definition of Disability.

For purposes of the 2016 agreements, a “disability” will generally have occurred if the executive is:

•

entitled to receive benefits under a long-term disability insurance policy maintained by the company or its successor either because he or she is totally disabled or partially disabled as such terms are defined in such policy; or

•

rendered by a physical or mental illness incapable of discharging his or her duties and responsibilities to the company or its successor for a period of 90 consecutive days if there is no long-term disability plan in effect covering the executive.

For purposes of the RSU agreements and performance-vested RSU agreements, a “disability” will generally have occurred if the executive is:

•	unable to engage in any substantial gainful activity as a result of a physical or mental impairment expected to result in death or to last for a continuous period of at least one year; or

•

as a result of any such physical or mental impairment, receiving income replacement benefits for a period of at least three months under an insurance plan covering employees of the executive’s employer.

Definition of Cause.

For purposes of the 2016 agreements, “cause” generally means:

•	the executive’s failure to perform his or her duties with the company or its successor following written demand;

•	the executive’s engagement in conduct that is injurious to the company or its successor; or

•	the final conviction of the executive of a felony or the entering by the executive of a guilty plea or a plea of no contest to a felony.

For purposes of the RSU agreements and performance-vested RSU agreements, “cause” generally means:

•	the executive’s commission of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine);

•	the executive’s engagement in dishonest or unethical conduct;

•	the executive’s commission of any fraud, theft, embezzlement, or misappropriation of funds;

•	the executive’s failure to carry out a directive of his or her superior; or

•	the breach by the executive of the terms of his or her engagement.

Definition of Change of Control.

For purposes of the 2016 agreements, the RSU agreements and the performance-vested RSU agreements, a qualifying “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the company’s outstanding common stock;

•

our incumbent board of directors and individuals whose election or nomination to serve on our board was approved by a majority of our board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the company; or

•	approval by the company’s stockholders of a complete liquidation or dissolution of the company.

Definition of Good Reason.

For purposes of the 2016 agreements, “good reason” generally means:

•

any failure of the company or its successor to provide the executive with the position, duties and responsibilities at least commensurate with the most significant of those held, exercised and assigned prior to the change of control;

•	the assignment to the executive of any duties inconsistent with such executive’s position, duties or responsibilities;

•	the failure of the company or its successor to comply with the executive’s 2016 agreement; or

•	the company or its successor requiring the executive to be based at any office or location 35 miles or greater from the location at which such executive was based prior to the change of control.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Mr. Armstrong, our chief executive officer, to the median of the annual total compensation of our other employees. As required by the SEC rules, we included in our employee population as of the determination date all full-time, part-time, seasonal and temporary employees. We determined our median employee based on W-2 earnings for 2017 of each of our 129 employees (excluding the chief executive officer) as of December 31, 2017. We determined that the median employee was a part-time, hourly employee, whose annual total compensation for 2017 was $3,793. As disclosed in the 2017 Summary Compensation Table appearing on page 33, Mr. Armstrong’s annual total compensation for 2017 was $1,719,727. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 453 to 1.

A significant majority of our employees are part-time or temporary hourly employees who service our entertainment operations at ACL Live. Specifically, of our 129 employees as of December 31, 2017, 85 (or approximately 66%) were temporary or part-time employees who worked less than 30 hours per week and/or who did not work every week. If we had excluded these employees from our employee population as of December 31, 2017 and evaluated our 44 full-time employees as of that date, the annual total compensation of our median employee for 2017 would have been $81,827, resulting in an estimated ratio of 21 to 1.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Proposal No. 2: Advisory Vote on the Compensation of Our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that it is not binding on the company, the board of directors or the compensation committee of the board of directors. However, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program. The vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our NEOs and our compensation philosophy and practices as disclosed under the “Executive Officer Compensation” section of this proxy statement. This disclosure includes the compensation tables and narrative discussion following the compensation tables.

At last year’s annual meeting, we provided our stockholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers, and our stockholders approved the “say-on-pay” proposal, with approximately 97.2% of the total votes cast voting for the proposal. This year we are again asking our stockholders to vote on the following resolution:

RESOLVED, That the stockholders of Stratus Properties Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2018 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that our executive compensation practices are important to our stockholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our stockholders, as more fully discussed in “Executive Officer Compensation—Compensation Discussion and Analysis.”

In considering how to vote on this proposal, we encourage you to review the relevant disclosures in this proxy statement, especially the Compensation Discussion and Analysis, which contains detailed information about the recent changes to our executive compensation program.

Although this advisory vote is not binding, our board and the compensation committee value the opinion of our stockholders and will consider the outcome of the vote when evaluating our executive compensation program.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Audit Committee Report

The audit committee is currently composed of five directors, Michael D. Madden, Chair, James E. Joseph, James C. Leslie, Charles W. Porter and John C. Schweitzer, all of whom are independent, as defined by SEC rules and in the NASDAQ listing standards. In addition, the board has determined that each of Messrs. Joseph, Leslie, Madden, Porter and Schweitzer qualifies as an “audit committee financial expert,” as such term is defined by the rules of the SEC. We operate under a written charter approved by us and adopted by the board of directors. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; (5) the performance of the company’s independent registered public accounting firm and internal audit firm; and (6) the review and approval or ratification of any transaction that would require disclosure under Item 404(a) of Regulation S-K of the Exchange Act.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2017 management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, the internal auditor and BKM Sowan Horan, LLP (“BKM”), the company’s independent registered public accounting firm, management’s report on internal control over financial reporting and BKM’s report on their audit of the company’s internal control over financial reporting as of December  31, 2017, both of which are included in our 2017 annual report.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In March 2017, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2017. We have reviewed and discussed the company’s audited financial statements for 2017 with management and BKM. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and BKM provided an opinion to the same effect.

We have received from BKM the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with BKM their independence from the company and management. We have also discussed with BKM the matters required to be discussed by PCAOB Auditing Standard No. 1301 – Communications with Audit Committees (PCAOB Release No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with BKM the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2017, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. BKM also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the 2017 annual report.

Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditor. In March 2017, in accordance with our charter, our committee appointed Holtzman Partners, LLP as the company’s internal auditor for 2017.

Dated: March 8, 2018

Michael D. Madden, Chair

James E. Joseph

James C. Leslie

Charles W. Porter

John C. Schweitzer

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses the aggregate fees billed for professional services rendered by BKM in 2017 and 2016:

	2017	2016
Audit Fees (1)	$295,000	$285,395
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered to comply with all statutory and financial audit requirements for the company and its subsidiaries and affiliates and certain services related to consultations with the company’s management as to the accounting or disclosure treatment of transactions or events and the impact of final or proposed rules, standards or interpretations by regulatory and standard setting bodies.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $15,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $30,000.

At each regularly scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the chairman since the last meeting of the committee and

(2) the projected fees for each service or group of services being provided by our independent registered public accounting firm. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm has been approved in advance by the audit committee. During 2017, none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

Proposal No. 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

In March 2018, in accordance with our charter, we appointed BKM as the company’s independent registered public accounting firm for 2018. Our board and the audit committee seek stockholder ratification of the audit committee’s appointment of BKM as our independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the year 2018. If our stockholders do not ratify the appointment of BKM, the audit committee will reconsider this appointment. Representatives of BKM are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Vote Required to Ratify the Appointment of our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers about the Proxy Materials, Annual Meeting and Voting.”

Recommendation of the Board of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Certain Transactions

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, annually by the audit committee. Any such related party transactions will only be approved or ratified if the audit committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the audit committee.

On March 15, 2012, we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moffett Holdings, L.L.C. (“MHLLC”) pursuant to which we sold to MHLLC 625,000 shares of our common stock, which represented approximately 7.7% of our then-outstanding common stock, for an aggregate purchase price of $5.0 million, or $8.00 per share. In connection with the issuance and sale of such shares of our common stock, we entered into an Investor Rights Agreement with MHLLC, dated March 15, 2012 (the “Investor Rights Agreement”), pursuant to which, among other things, the size of our board of directors was increased from four to five members and MHLLC was granted the right to designate one individual to serve on our board of directors as long as MHLLC and its affiliates beneficially own at least 5.0% of the issued and outstanding shares of our common stock. On March 15, 2012, Charles W. Porter was appointed to our board as a Class III director as the designated director of MHLLC pursuant to the Investor Rights Agreement. Mr. Porter was subsequently elected as a Class III director at our 2013 annual meeting and most recently, at our 2016 annual meeting.

On March 3, 2014, MHLLC redeemed and purchased the membership interest in MHLLC held by LCHM Holdings, LLC (“LCHM Holdings”). In connection with such redemption, (1) LCHM Holdings received the 625,000 shares of our common stock held by MHLLC and (2) MHLLC and LCHM Holdings entered into an assignment and assumption agreement (the “Assignment and Assumption Agreement”) pursuant to which MHLLC assigned to LCHM Holdings its rights and obligations under the Investor Rights Agreement. We joined the Assignment and Assumption Agreement for the purpose of consenting to such transactions. Charles W. Porter continues to serve as the designated director of LCHM Holdings pursuant to the Investor Rights Agreement. As of March 30, 2017, LCHM Holdings owned approximately 7.7% of our outstanding common stock.

Also under the Investor Rights Agreement, LCHM Holdings and its affiliates are limited or prohibited from, among other things, (1) acquiring an additional amount of our securities if the acquisition would result in LCHM and its affiliates having beneficial ownership of more than 24.9% of the outstanding shares of our common stock; (2) commencing any tender offer or exchange for any of our securities; (3) making or proposing a merger or acquisition involving the company; (4) calling a meeting or initiating any stockholder proposal; (5) soliciting proxies or (6) forming, joining, or in any way participating in or entering into agreements with a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with regard to the company. These restrictions will terminate upon the last to occur of (1) the first date on which no director designated by LCHM has served on our board for the preceding six months and (2) the date that LCHM and its affiliates beneficially own less than 5.0% of the issued and outstanding shares of our common stock.

Questions and Answers about the Proxy Materials, Annual Meeting and Voting

Why am I receiving these proxy materials?

Our board of directors is soliciting your proxy to vote at our 2018 annual meeting of stockholders because you owned shares of our common stock at the close of business on March 19, 2018, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or voting instruction form and the 2017 annual report, is being mailed to stockholders on or about April 4, 2018. We have made the proxy statement and 2017 annual report available to you on the internet and we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

When and where will the annual meeting be held?

The annual meeting will be held at 9:30 a.m., Central Time, on Thursday, May 3, 2018, at the W Austin Hotel located at 200 Lavaca Street, Austin, Texas 78701. You can obtain directions to the annual meeting at www.starwoodhotels.com/whotels/property/area/directions.html?propertyID=3224.

What should I bring if I plan to attend the annual meeting in person?

If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Stratus Properties Inc. common stock on the record date.

Who is soliciting my proxy?

Our board of directors, on behalf of the company, is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2018 annual meeting of stockholders, whether or not you attend in person. By completing, signing, dating and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares of our common stock at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At the annual meeting, you will be asked to (1) elect two Class II director nominees; (2) approve, on an advisory basis, the compensation of our named executive officers; (3) ratify the appointment of our independent registered public accounting firm; and (4) consider any other matter that properly comes before the annual meeting.

Our board of directors recommends that you vote:

•	FOR the election of the two Class II director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

We do not expect any matters to be presented for action at the annual meeting other than the matters described in this proxy statement. However, by signing, dating and returning a proxy card or submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders or by February 25, 2018. The proxies will vote on any such matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on March 19, 2018, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of March 19, 2018, we had 8,133,502 shares of common stock outstanding. Each share of common stock outstanding as of the record date for the annual meeting will entitle the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been mailed to you by us. You may submit your proxy and voting instructions via the internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of William H. Armstrong III and Kenneth N. Jones to act as your proxies at the annual meeting, each with the power to appoint his substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet at: http://www.ivselection.com/stratus18

•	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m., Central Time, on May 2, 2018.

•	Please have your proxy card available and follow the instructions on the proxy card.

•	Submit Your Proxy and Voting Instructions by Mail

•	Complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, you do not need to mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone, if the bank, broker, trustee or other nominee offers these options or by completing, signing, dating and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares of our common stock held by beneficial owners, please see the question below titled “What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our board of directors, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, NYSE rules prohibit your bank, broker, trustee or other nominee to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the NYSE rules, the proposal relating to the ratification of the appointment of our independent registered public accounting firm is a discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification of the appointment of our independent registered public accounting firm.

Under the rules of the NYSE, the proposals relating to the election of directors and the compensation of our named executive officers are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

What vote is required, and how will my votes be counted, to elect the director nominees and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes

No. 1: Election of two Class II director nominees	For or withhold on each director nominee	Plurality of shares voted	N/A	No effect

No. 2: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 3: Ratification of the appointment of our independent registered public accounting firm	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

Our directors are elected by a plurality of shares of our common stock voted. This means that the candidates receiving the highest number of “FOR” votes will be elected. A properly executed card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining whether there is a quorum at the annual meeting, but will not be considered to have been voted for the director nominee. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy and entitled to vote, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before the annual meeting; (2) timely provide to us another proxy with a later date; or (3) are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

How will we solicit proxies and who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at the annual meeting. We have retained Innisfree M&A Incorporated, for an estimated fee of $10,000 plus reimbursement of out-of-pocket expenses, to assist us in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2017 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors and officers. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

Our board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he holds a proxy to vote at the annual meeting, in his discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2019 Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to: Corporate Secretary, Stratus Properties Inc., 212 Lavaca Street, Suite 300, Austin, Texas 78701 by December 5, 2018.

If you want to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 3, 2019, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.stratusproperties.com under Investor Relations – Corporate Governance Documents. Failure to comply with the procedures and deadlines in our by-laws may preclude the presentation of your proposal at our 2019 annual meeting.

STRATUS PROPERTIES INC.

Proxy Solicited on Behalf of the Board of Directors for

Annual Meeting of Stockholders to be held on May 3, 2018

The undersigned hereby appoints William H. Armstrong III and Kenneth N. Jones, or either of them, as proxies, with full power of substitution, to vote the undersigned’s shares of common stock of Stratus Properties Inc. at the annual meeting of stockholders to be held at the W Austin Hotel located at 200 Lavaca Street, Austin, Texas 78701 on Thursday, May 3, 2018, at 9:30 a.m., Central Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the W Austin Hotel on the hotel’s website at www.starwoodhotels.com/whotels/property/area/directions.html?propertyID=3224. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the Board of Directors recommends where you do not specify your voting instructions on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the Board of Directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate box or boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

IN THE ENCLOSED ENVELOPE

(continued and to be marked, signed and dated on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example

The Board of Directors recommends you vote FOR Proposal Nos. 1, 2, and 3.

Proposal No. 1 – Election of two Class II director nominees.		FOR	WITHHOLD
Nominees are: James C. Leslie John C. Schweitzer
FOR, except withold vote from the following nominee:___________________

Proposal No. 2 – Approval, on an advisory basis, of the compensation of our named executive officers.	FOR	AGAINST	ABSTAIN

Proposal No. 3 – Ratification of the appointment of BKM Sowan Horan, LLP as our independent registered public accounting firm for 2018.	FOR	AGAINST	ABSTAIN

Signature(s) ___________________________________________________________________ Dated: ______________________, 2018

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters as the Board of Directors recommends. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2, and 3.

▲ FOLD AND DETACH HERE ▲

STRATUS PROPERTIES INC. OFFERS STOCKHOLDERS OF RECORD TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS
Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS BY INTERNET	SUBMITTING VOTING INSTRUCTIONS BY MAIL

Visit http://www.ivselection.com/stratus18. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Central Time, on May 2, 2018.

Simply sign and date your proxy card and return it in the postage-paid envelope to Kenneth N. Jones, General Counsel and Secretary, Stratus Properties Inc., P.O. Box 17149, Wilmington, Delaware 19885-9810. If you are submitting voting instructions by Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2018.

The accompanying proxy statement and the 2017 Annual Report are available at https://www.eproxyaccess.com/strs2018.